EXHIBIT 99.2

Pro-Forma Cash Flow
Netpark @ Tampa Bay
Tampa, Florida
Netpark @ Tampa Bay — Refinance Analysis

	Year 2	Year 3	Year 4
For the 12 months Ending >>>>>>>	May-2006	May-2007	May-2008
Annual Cash on Cash Return as a % of Equity:
Original PPM	12.48%	12.63%	13.14%

Revised — Refinance	12.52%	14.19%	14.19%

Net Loan Proceeds
New Loan Amount	44,700,000	New loan to be funded by Bank of America
Less:
Upfront Holdback for lease renewals	(1,700,000)	Lender Holdback for future leasing costs
Payoff - 1st TD	(31,500,000)	Payoff of EXISTING 1st TD
Other Loan Refinance Costs	(2,528,320)	Payoff of Earnout Advances

Net New Loan Proceeds	8,971,680

Additional Costs:
Lender Fees — Legal Searches etc	100,000	Estimate of lenders legal, 3rd party report costs, underwriting etc.
Closing Costs	50,000	Estimate of various escrow and title insurance and recording fees
Loan Broker Fees	447,000	Est loan brokerage fees and costs paid in connection with the new loan

Net Refinance Loan Proceeds	8,374,680

Plus:
Existing Loan Reserve Balance	-	Reserve balances in existing loan to be refunded at loan payoff
Existing Cash Reserves	3,687,080	Cash balance currently held in the impound accounts
Leasing Costs — New Leases	(3,300,000)	Payment of TI and commission costs for Humana and Directory.M leases.
Leasing Costs — Future Leases	(3,150,000)	Payment of outstanding TI and commission costs
Payment of Outstanding Payables	(651,239)	Includes Property Taxes and other payables

Total Cash Reserves	4,960,521

Pro-Forma Cash Flow	Netpark — Refinance Analysis
Netpark @ Tampa Bay
Tampa, Florida
Comparison of Annual Cash Flows

	Yr 3 - End May 2006		Yr 4 - End May 2007		Yr 5 - End May 2008
	Original	Refinance	Original	Refinance	Original	Refinance
NET OPERATING INCOME	6,997,769	5,678,506	7,741,438	6,757,324	7,433,750	7,945,831

LEASING & CAPITAL COSTS
Tenant Improvements	456,790	4,951,781	793,703	3,824,364	356,263	2,021,275
Leasing Commissions	350,365	861,755	455,590	719,107	189,334	371,924
TI/LC Reserve Draws	(807,155)	(1,700,000)	(1,249,293)	—	(545,597)	—
Offering Res (+ = Cash Out)	—	(4,113,536)	—	(4,543,471)	—	(2,393,199)
14 TI/LC Reserves	919,405	—	919,405	—	919,405	—
14 Capital Reserves	137,911	—	137,911	—	137,911	—
Return of Capital from Offering Res	—	(275,000)	—	400,000	—	1,700,000

TOTAL LEASING & CAPITAL COSTS	1,057,316	(275,000)	1,057,316	400,000	1,057,316	1,700,000

DEBT SERVICE
15 Interest Payments	2,982,500	2,985,600	2,780,849	2,994,900	2,748,661	2,883,150
15 Principal Payments	—	—	480,622	—	512,810	—
15 Loan Extension/Refi Fees	—	—	430,000	—	—	—

TOTAL DEBT SERVICE	2,982,500	2,985,600	3,691,471	2,994,900	3,261,471	2,883,150

NET CASH FLOW	2,957,953	2,967,906	2,992,651	3,362,424	3,114,963	3,362,681

Cash on Cash Return as a % of Eq	12.48%	12.52%	12.63%	14.19%	13.14%	14.19%

Total Equity Investment	23,700,000	23,700,000	23,700,000	23,700,000	23,700,000	23,700,000

Cash Reserves — End of Year	2,354,982	5,102,962	2,163,005	1,065,584	2,674,724	399,347

Original PPM Notes:
14	TI/LC reserve assumed to be $1.00 psf, Capital Expense Reserve assumed to be $0.15 psf.

15	Initial funding of $31,000,000 4.50% floating rate loan, int only for year 1-3, both loans are assumed to be refinanced at that time. Earnout Facility used to fund up to $12.0 million of TI/LC costs. Line will be interest only and assumes a rate of 10%.
Refinance Loan Notes:
14	TI/LC reserve will be $1.00 psf, Capital Expense Reserve $0.20 psf. Return of Capital from Offering Res reduced as a result.

15	Loan Refinance costs included in the Original PPM.